UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 14, 2021

DULUTH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Wisconsin	001-37641	39-1564801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Front Street

Mount Horeb, Wisconsin 53572

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (608) 424-1544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, No Par Value	DLTH	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreements.

On May 14, 2021 (the “Closing Date”), Duluth Holdings Inc. (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) among the Company, the Lenders party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Agent”), Swingline Lender and L/C Issuer, BofA Securities, Inc., as a Joint Lead Arranger and Sole Bookrunner, and Keybanc Capital Markets Inc., as a Joint Lead Arranger. The Credit Agreement provides for borrowings of up to $150 million in aggregate principal amount that are available under a revolving senior credit facility (the “Revolver”), with a $5 million sublimit for the issuance of standby letters of credit, as well as a $10 million sublimit for swing line loans.

At the Company’s option, the interest rate applicable to the Revolver will be a floating rate equal to: (i) the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus the applicable rate of 1.25% to 2.00% determined based on the Company’s rent adjusted leverage ratio, or (ii) the base rate plus the applicable rate of 0.25% to 1.00% based on the Company’s rent adjusted leverage ratio. The proceeds of the Revolver will be used to refinance existing indebtedness, finance working capital and capital expenditures, and for other general corporate purposes. The Company is also permitted to voluntarily prepay the Credit Agreement in whole or in part at any time, where borrowings bearing interest based on the base rate may be prepaid at any time without penalty and borrowings bearing interest based on BSBY may be prepaid, subject to payment of usual and customary breakage and redeployment costs. The Revolver will mature on May 14, 2026 (the “Maturity Date”). The Credit Agreement also contains an accordion feature under which the Company may request incremental loans in aggregate amount of up to $50 million after the Closing Date and prior to the Maturity Date and with the consent of the Agent, and after meeting certain conditions. The extension of incremental loans is subject to the Lenders’ discretion and may either be one or more tranches of term A loans or increases in the aggregate revolving loan commitments. The Credit Agreement contains customary events of default and financial, affirmative and negative covenants, including but not limited to quarterly financial covenants commencing the fiscal quarter ending May 2, 2021, relating to the Company’s rent adjusted leverage ratio and fixed charge coverage ratio.

Pursuant to the Security Agreement, dated as of May 14, 2021 (the “Security Agreement”), by and among the Company and Bank of America, N.A., as Administrative Agent, the Credit Agreement is secured by a first-priority perfected security interest in substantially all of the tangible and intangible assets of the Company.

The Credit Agreement and the Security Agreement are filed as Exhibits 10.1 and 10.2 herewith and incorporated herein by reference. The foregoing descriptions of the Credit Agreement and Security Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements.

Item 1.02	Termination of a Material Definitive Agreements.

In connection with the entry into the Credit Agreement, the Company’s Credit Agreement, dated as of May 17, 2018, among Duluth Holdings Inc., as the borrower, BMO Harris Bank N.A., as Administrative Agent, Swingline Lender and L/C Issuer, the other lenders party thereto, and BMO Capital Markets Corp., as Sole Lead Arranger and Sole Book Runner, as amended by Amendment No. 1, dated as of April 30, 2020, was terminated on May 14, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 14, 2021, among Duluth Holdings Inc., the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, BofA Securities, Inc., as a Joint Lead Arranger and Sole Bookrunner, and Keybanc Capital Markets Inc., as a Joint Lead Arranger

10.2	Security Agreement, dated as of May 14, 2021, by and between Duluth Holdings Inc. and Bank of America, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DULUTH HOLDINGS INC.

Dated: May 17, 2021	By:	/s/ David Loretta
David Loretta Senior Vice President and Chief Financial Officer

4